Exhibit 99.1

442 Littlefield Avenue
South San Francisco, CA 94080

KaloBios Announces Retirement of David W. Pritchard,

President and Chief Executive Officer

SOUTH SAN FRANCISCO, CA (January 8, 2015): KaloBios Pharmaceuticals, Inc. (Nasdaq: KBIO) today announced that David W. Pritchard, president and chief executive officer, has decided to retire, effective immediately, and has also resigned his position as a member of the company’s Board of Directors. The company has named Herb C. Cross, Chief Financial Officer, as interim CEO pending a search for a new chief executive officer.

“On behalf of the Board, I would like to express our thanks and appreciation to Dave for his years of service to KaloBios,” said Ted W. Love, Chairman of the KaloBios Board of Directors. “His retirement comes at an opportune time as we transition out of the pulmonary space and focus our efforts entirely on oncology. The Board is confident that Herb and the team will continue to advance the company’s oncology programs while we commence an immediate search for a permanent CEO with strong oncology development expertise,” Dr. Love concluded.

KaloBios recently announced that its Phase 2 study of KB001-A for Pseudomonas aeruginosa infections in cystic fibrosis patients failed to meet its primary endpoint and that it would discontinue further development of KB001-A.

Going forward, KaloBios will focus its resources and efforts on advancing its oncology programs.  Specifically, the company will continue to advance its KB004 oncology program, which is currently enrolling a Phase 2 study in hematologic malignancies, as well as evaluating potential additional oncology indications for KB004 or for KB003, KaloBios’ anti-GM-CSF antibody. “I appreciate the confidence shown by the Board and look forward to contributing to the continued progress of our transition to an oncology focused company, with KB004 as our lead program,” commented Mr. Cross.

About KaloBios

KaloBios Pharmaceuticals, Inc. is developing a portfolio of proprietary, patient-targeted, first-in-class monoclonal antibodies designed to treat severe life-threatening or debilitating diseases for which there is an unmet medical need, with a focus on cancer.

KaloBios has advanced three programs to clinical development:

•                  KB004 is an anti-EphA3 mAb with the potential to treat hematologic malignancies and solid tumors. KaloBios is conducting a Phase 1/2 study evaluating KB004 in hematologic malignancies. The Phase 1 dose escalation portion of the study in subjects with hematologic malignancies is fully enrolled, and KaloBios has initiated the Phase 2 expansion portion of the study.  The Phase 2 study, which is screening patients for EphA3 expression, is currently focused on patients with myelofibrosis (MF), myelodysplastic syndrome (MDS) and acute myeloid leukemia (AML).  KaloBios is evaluating other potential oncology indications for KB004, including additional hematologic malignancies as well as solid tumors.

•                  KB003 is an anti-GM-CSF mAb with the potential to treat inflammatory diseases, which KaloBios had previously been developing in severe asthma.  KaloBios is currently evaluating the potential of this compound in oncology indications where GM-CSF may play a key role such as chronic myelomonocytic leukemia (CMML) to determine if there is adequate scientific rationale to commence clinical evaluation of KB003 in an oncology setting.

•                  KB001-A is an anti-PcrV mAb fragment that was being developed for the prevention and treatment of Pseudomonas aeruginosa (Pa) infection. KaloBios conducted a 183 patient Phase 2 study in cystic fibrosis (CF) subjects with chronic Pa lung infection which did not meet its primary endpoint.  As a result, KaloBios has discontinued development of KB001-A in CF patients.  KaloBios had received Orphan Drug designation from both the U.S. FDA and the European Medicines Agency for KB001-A for the treatment of Pa lung infection in CF patients, and had also received Fast Track Status from the U.S. FDA for the investigation of KB001-A for the protection against bacterial pneumonia caused by Pa in mechanically ventilated patients. KaloBios will continue to seek a partner that may be interested in advancing this program.

All of the company’s antibodies were generated using its proprietary Humaneered® technology, a method that converts nonhuman antibodies (typically mouse) into recombinant antibodies that have a high binding affinity to their target and are designed for chronic therapeutic use. The company believes that antibodies produced using its Humaneered® technology offer important clinical and economic advantages over antibodies generated by other methods in terms of high binding affinity, high manufacturing yields, and minimal to no immunogenicity (inappropriate immune response) upon repeat administration in humans.

For more information on KaloBios Pharmaceuticals, please visit our web site at http://www.kalobios.com.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and statements regarding the company’s clinical development of KB001-A, KB004 and KB003. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the potential timing and outcomes of clinical studies of KB001-A and KB004 undertaken now or in the future; the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the potential, if any, for future development of KB003; the company’s ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2014, the Annual Report on Form 10-K filed on March 13, 2014, and the company’s other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit http://www.kalobios.com.

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Contact:

Herb Cross
Interim CEO & Chief Financial Officer
KaloBios Pharmaceuticals, Inc.
(650) 243-3114

ir@kalobios.com

Media Contact:

Joan E. Kureczka
Kureczka/Martin Associates
Tel:  (415) 821-2413

Mobile:  (415) 690-0210
Joan@Kureczka-Martin.com